EXHIBIT 5.1

ATIF Holdings Limited	D: +44 1534 514000
Room 2803	E: simon.schilder@ogier.com
Dachong International Centre
Dachong 1st Road
Nanshan District, Shenzhen	Ref: SIS/175987.00007
China

6 January 2021

Dear Sirs

ATIF Holdings Limited (company number 1857285) (the Company)

We are providing this opinion in connection with a registration statement on Form F-1 dated 6 January 2021 (the Registration Statement) for the offering on a resale basis of an aggregate of 4,739,130 ordinary shares in the Company of par value US$0.001 per share (the Ordinary Shares) issuable upon the exercise of outstanding warrants in respect to such Ordinary Shares. The Ordinary Shares may be purchased and resold by the selling shareholders named in the Registration Statement filed by the Company with the Securities and Exchange Commission (the Commission).

1	Documents Reviewed

We have reviewed copies of the following documents:

1.1	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registry) on 31 December 2020, as updated by an update search on 6 January 2021;

1.2	the public information revealed from searches (the Court Searches) of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (JEMS) by the Registry of the High Court of the Virgin Islands on 31 December 2020, as updated by an update search on 6 January 2021,

(each of the searches in 1.1 and 1.2 together, the Public Records);

Ogier Ritter House, Wickhams Cay II PO Box 3170 Road Town, Tortola British Virgin Islands VG1110 T +1 284 852 7300 F +1 284 852 7450 ogier.com	A list of Partners may be inspected on our website

1.3	a registered agent's certificate issued by the Company's registered agent dated 5 January 2021 (the Registered Agent's Certificate);

1.4	the written resolutions of the board of directors of the Company dated 6 January 2021 (the Resolutions); and

1.5	the Registration Statement.

2	Assumptions

This opinion is given only as to the circumstances existing on the date hereof and as to British Virgin Islands law in force on this date. We have relied upon the following assumptions, which we have not independently verified:

2.1	copies of documents or records provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

2.2	all signatures and seals on all documents are genuine and authentic and in particular that any signatures on the documents we have reviewed are the true signatures of the persons authorised to execute the same;

2.3	the Resolutions remain in full force and effect;

2.4	the accuracy and completeness of the Registered Agent's Certificate as at the date hereof;

2.5	the information and documents disclosed by the searches of the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration by any party (other than the Company), or which is required by the laws of the British Virgin Islands to be delivered for registration by any party (other than the Company), which was not included and available for inspection in the Public Records;

2.6	the Company will receive money or money's worth in consideration for the exercise of the warrants in respect to the Ordinary Shares, and none of the Ordinary Shares will be issued for less than their par value;

2.7	there is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement;

2.8	no monies paid to or for the account of the Company in respect of the Ordinary Shares or the warrants in respect to the Ordinary Shares will represent proceeds of criminal conduct or criminal property or terrorist property;

2.9	there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below;

2.10	the issue of the Ordinary Shares will be of commercial benefit to the Company;

2.11	that no other event occurs after the date hereof which would affect the opinions herein stated; and

2.12	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to purchase any of the Ordinary Shares.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications, we are of the opinion that when (i) the board of directors of the Company (the Company's Board) has taken all necessary corporate action to approve the issue of the Ordinary Shares upon exercise of the warrants in relation to such Ordinary Shares, the terms of the offering of such Ordinary Shares and related matters; (ii) the issue of such Ordinary Shares has been recorded in the Company's register of members (shareholders); and (iii) the exercise of the warrants in respect to the Ordinary Shares at a price being not less than the par value of the Ordinary Shares has been fully paid in cash or other consideration approved by the Company's Board, the Ordinary Shares will be duly authorised, validly issued, fully paid and non-assessable.

4	Limitations

We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws);

(b)	in relation to any representation or warranty made or given by the Company in the Registration Statement; or

(c)	as to the commerciality of the transactions envisaged in the Registration Statement.

5	Governing Law and Reliance

(a)	This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated herein. This opinion is confined to and given on the basis of the laws and practice in the British Virgin Islands at the date hereof.

(b)	This opinion has been prepared for use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

(c)	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In the giving of this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier

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